Exhibit 99.1

 CONSENT OF IHS MARKIT.
We hereby consent to the references to our company’s name in the Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2018 (the “Quarterly Report”) of U.S. Silica Holdings, Inc. (the “Company”) and the quotation by the Company in the Quarterly Report from the Proppant IQ Proppant Market Analysis 2018 Q2 release, published June 2018. We also hereby consent to the filing of this letter as an exhibit to the Quarterly Report.

IHS MARKIT

By:	/s/ Pritesh Patel
	Name:	Pritesh Patel
	Title:	Director of Consulting
July 31, 2018